Malus and Clawback Policy for Senior Executives Applicable to: Covered Executives as defined in this Policy. Approver: Main Board. Approval reference: Main Board Meeting 3 October 2023. Effective date: 1 December 2023. Covered executives: individuals who meet, or met, the definition of “executive officers” as defined in accordance with US Listing Standards, which will include current and past Executive Directors and Management Board Members and others, if any, who are determined to meet such definition from time to time. Accounting restatement: an accounting restatement due to the material non-compliance of British American Tobacco p.l.c. (BAT) with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement in the current period financial statements if the error were corrected in the current period or was left uncorrected in the current period (each, an “Accounting Restatement”). Compensation subject to recovery: compensation that was granted, earned or vested based wholly or in part upon the attainment of financial reporting measures and was Received (as defined below) by a covered executive (i) after such individual began service in such capacity, (ii) who served in such capacity at any time during the performance period for such compensation, (iii) while BAT had a class of securities listed on the New York Stock Exchange (the “NYSE”), or any other national securities exchange or a national securities association, and (iv) during the applicable Recovery Period and on or after October 2, 2023 (“Compensation Subject to Recovery”). Financial reporting measures1 are: • measures that are determined in accordance with the accounting principles used in BAT’s financial statements, whether presented in or outside of BAT’s financial statements, • any measures derived wholly or in part from such measures (including non-GAAP measures and other measures, metrics and ratios that are not non-GAAP measures, e.g., New Categories revenue growth at constant rates of exchange) and • share price, Total Shareholder Return (“TSR”) and relative TSR. Received: compensation is deemed received in BAT’s fiscal period during which the financial reporting measure specified in the compensation is attained, even if the payment or grant of the compensation occurs after the end of that period (“Received”). Recovery period: three completed fiscal years immediately preceding the earlier of (i) the date that the company is required, or should have reasonably concluded that it was required, to prepare an Accounting Restatement for a given reporting period and (ii) the date a court, regulator, or other legally authorized body directs the issuer to prepare the relevant Accounting Restatement; provided that the “Recovery Period” will also include any transition period that results from a change in BAT’s fiscal year within or immediately following the three completed fiscal years; provided, further, that a transition period between the last day of BAT’s previous fiscal year end and the first day of its new fiscal year that comprises a period of at least 9 months would be deemed a completed fiscal year. Incentives the Policy will be applicable to: awards made under the International Executive Incentive Scheme (“IEIS”), Deferred Share Bonus Scheme (“DSBS”), Long term Incentive Plan (“LTIP”) or any other compensation plan, programme, or arrangement, in each case, to be granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Restricted Share Plan (“RSP”), being an equity award that vests solely 1 The Adopting Release provides a non-exhaustive list of financial reporting measures, including revenue; net income; operating income; profitability of one or more reportable segments; financial ratios; net assets or net asset value per share; earnings before interest, taxes, depreciation and amortization; liquidity measures; return measures; earnings measures; sales per square foot or same-store sales, where sales are subject to an accounting restatement; revenue per user, or average revenue per user, where revenue is subject to an accounting restatement; cost per employee, where cost is subject to an accounting restatement; any of such financial reporting measures relative to a peer group where the company’s financial reporting measure is subject to an accounting restatement; and tax basis income. EXHIBIT 97 2 based on continued service, is not considered by the regulations to be “incentive-based compensation”, and therefore is excluded from this Policy. The foregoing is illustrative only and is based on the incentive schemes BAT has in place at the time the Policy is adopted, and the incentives the Policy applies to will ultimately be determined based on the compensation that meets the definition of “Compensation Subject to Recovery” above. Recoverable compensation: (i) the amount of Compensation Subject to Recovery that was received in excess of what would have been received based on the restated financials following the applicable Accounting Restatement, computed on a pre-tax basis, and (ii) any other compensation that is computed based on, or otherwise attributable to, the amounts described in clause (i) (“Recoverable Compensation”). BAT will seek to reasonably promptly recover any Recoverable Compensation. However, in determining application of clawback arrangements under this Policy, the Remuneration Committee may consider recovery impracticable, and BAT does not need to recover compensation if: (i) direct expenses paid to third parties to recover are greater than the amount to be recovered; provided, however, that before concluding that the recovery would be impracticable for such reason, a reasonable attempt to recover such erroneously awarded compensation has been made, such reasonable attempt to recover has been documented, and this documentation is provided to the NYSE or any such national securities exchange or association, as applicable at that time; (ii) recovery would violate the laws of the UK adopted prior to 28 November 2022; provided, however, that before concluding that the recovery would be impracticable based on violation of such laws, an opinion of UK counsel, acceptable to the NYSE or any such national securities exchange or association, as applicable at that time, that recovery would result in such a violation must be obtained and provided to such exchange or association; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of Section 401(a)(13) and 411(a) of the US Internal Revenue Code and regulations thereunder. Effective date: This Policy is effective as of 1st December 2023. Governance: The Remuneration Committee is responsible for all decision making around application of malus and clawback for covered persons. Indemnification: No covered person shall be indemnified by BAT against the loss of erroneously awarded incentive- based compensation. Prevailing Rules: In the event of any discrepancies between this Policy, the existing general policy and the rules of the relevant incentive plan, this Policy shall prevail in the first instance; application of the existing general policy and the rules of the relevant incentive plan shall apply secondarily to the extent greater recoupment is provided under such policy or rules.